EXHIBIT 1.2

This document is important and requires your immediate attention. It should be read in conjunction with the Offer to Purchase and Circular dated August 25, 2006 of Twin Star International Limited. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

LOGO

NOTICE OF EXTENSION
by
TWIN STAR INTERNATIONAL LIMITED
a wholly-owned subsidiary of
VEDANTA RESOURCES PLC
in respect of its
OFFER TO PURCHASE
all of the outstanding Common Shares of
STERLITE GOLD LTD.
not already owned by Twin Star International Limited and its affiliates on the basis of
$0.258 in cash for each Common Share

This is a notice of extension (the “Notice”) to the offer dated August 25, 2006 by Twin Star International Limited (the “Offeror”), an indirect wholly-owned subsidiary of Vedanta Resources plc (“Vedanta”), for all of the issued and outstanding common shares (the “Common Shares”) of Sterlite Gold Ltd. (“Sterlite Gold”) other than those already owned by the Offeror and its affiliates (the “Original Offer”). Except as otherwise set forth in this Notice, the terms and conditions previously set forth in the Offer to Purchase and Circular continue to be applicable in all respects, and this Notice should be read in conjunction therewith. Unless the context requires otherwise, terms denoted by initial capital letters and not defined herein have the meanings set forth in the Offer to Purchase and Circular. All references to the “Offer” in this Notice shall be deemed to be, where appropriate, references to the Original Offer as amended by this Notice.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON OCTOBER 31, 2006 (THE “EXPIRY TIME”), UNLESS FURTHER EXTENDED.

Shareholders who have validly deposited and not validly withdrawn their Common Shares need take no further action to accept the Offer. The Offeror has taken up, effective at 4:59 p.m. (Toronto time) on September 30, 2006, the 68,415,167 Common Shares validly deposited and not validly withdrawn as of that time, which Common Shares, together with those already owned by the Offeror and its affiliates, represent approximately 80.8% of all Common Shares. The Offeror intends to pay for these Common Shares by October 4, 2006.

Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on blue paper) which accompanied the Offer to Purchase and Circular in accordance with the instructions set forth therein and deposit the completed Letter of Transmittal or a facsimile thereof, together with the certificates representing the Common Shares being deposited and all other documents required by the Letter of Transmittal, at one of the offices of CIBC Mellon Trust Company (the “Depositary”) specified in the Letter of Transmittal prior to the Expiry Time. Alternatively, Shareholders may (1) accept the Offer in Canada by following the procedures for book-entry transfer of Common Shares established by CDS and described under Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer in Canada” or (2) accept the Offer where the certificate(s) representing the Common Shares are not immediately available, or if the certificate(s) and all other required documents cannot be delivered to the Depositary prior to the Expiry Time, by following the procedures for guaranteed delivery described under Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery” using the Notice of Guaranteed Delivery (printed on green paper) which accompanied the Offer to Purchase and Circular or a facsimile thereof.

October 2, 2006
(continued on next page)

(continued from cover)

Questions and requests for assistance may be directed to the Depositary. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice may be obtained without charge on request from the Depositary at its office shown on the last page of this Notice.

Shareholders whose Common Shares are registered in the name of an investment advisor, stock broker, bank, trust company or other nominee should contact such investment advisor, stock broker, bank, trust company or other nominee for assistance in depositing their Common Shares if they wish to accept the Offer.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to extend the Offer to Shareholders in any such jurisdiction. At present, the Offeror intends to extend the Offer to Shareholders in the United States, subject to and upon the satisfaction of applicable U.S. regulatory requirements.

All dollar references in the Offer to Purchase and Circular and this Notice, are in Canadian dollars, unless otherwise indicated. On September 29, 2006, the noon spot rate of exchange as reported by the Bank of Canada was Cdn. $1.00 = U.S. $0.8966.

FORWARD-LOOKING STATEMENTS

The Summary Term Sheet, Offer to Purchase and Circular and this Notice may contain “forward-looking statements”. Forward-looking statements include, among others, statements relating to the acquisition of Sterlite Gold and the future performance of the Offeror, Vedanta and Sterlite Gold. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “seek”, “estimate”, “plan”, “forecast”, “project”, “budget”, “may”, “should” and “could”, and similar expressions. Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Offeror, Vedanta or Sterlite Gold or developments in Vedanta’s or Sterlite Gold’s respective businesses or their industries, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements.

Forward-looking statements are based on certain material factors and assumptions that were applied in drawing a conclusion or making a forecast or projection, such as the ability of the Offeror to complete the Offer and any Subsequent Acquisition Transaction. These forward-looking statements are made by the Offeror in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors the Offeror believes are appropriate in the circumstances. Although the Offeror believes that its plans, intentions and expectations reflected in these forward-looking statements are reasonable, actual results relating to, among other things, the Offer and any Subsequent Acquisition Transaction, could differ materially from those currently anticipated in such statements by reason of factors such as applicable U.S. regulatory requirements not being satisfied and the Offer not being extended to Shareholders in the United States; changes in general economic conditions; the level of acceptance of the Offer by Shareholders; the risk of new and changing regulation; risks involved in the completion and integration of the acquisition; expected benefits of the acquisition not being fully realized or realized within the expected time frame; costs or difficulties related to obtaining any approvals or unanticipated approvals for completing the acquisition; legislative or regulatory changes adversely affecting the businesses in which the companies are engaged; and changes in the securities or capital markets.

Forward-looking statements in this document are based on management’s reasonable beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and Vedanta and the Offeror disavow and disclaim any obligation to do so.

NOTICE OF EXTENSION

TO: HOLDERS OF COMMON SHARES OF STERLITE GOLD LTD.

This Notice amends and supplements the Offer to Purchase and Circular dated August 25, 2006 and the Letter of Transmittal and the Notice of Guaranteed Delivery which accompanied the Offer to Purchase and Circular.

1.  Extension of the Offer

By notice delivered to the Depositary prior to the initial Expiry Time and as set forth in this Notice, the Offeror has varied the Offer by extending the Expiry Time from 5:00 p.m. (Toronto time) on September 30, 2006 to 5:00 p.m. (Toronto time) on October 31, 2006.

The definition of “Expiry Time” contained in the Offer is amended to read in full as follows:

“Expiry Time” means 5:00 p.m. (Toronto time) on October 31, 2006, or such later date or dates and time or times as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”;

In addition, all references to 5:00 p.m. (Toronto time) on September 30, 2006 in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to refer to 5:00 p.m. (Toronto time) on October 31, 2006, respectively.

The Offer has been extended in order to allow time for, among other things, the remaining Shareholders to deposit Common Shares to the Offer and the satisfaction of applicable United States regulatory requirements in order to permit the Offeror to extend the Offer to Shareholders in the United States.

2.  Time for Acceptance

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on October 31, 2006 or such later time or times and date or dates to which the Offer may be extended. See Section 2 of the Offer to Purchase, “Time for Acceptance”.

3.  Manner of Acceptance

The procedure for accepting the Offer is described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

4.  Conditions of the Offer

All of the conditions contained in Section 4 of the Offer to Purchase, “Conditions of the Offer” have been satisfied or waived and the Offer is now unconditional.

5.  Take Up of and Payment for Deposited Common Shares

The Offeror has taken up, effective at 4:59 p.m. (Toronto time) on September 30, 2006, the 68,415,167 Common Shares validly deposited under the Offer and not validly withdrawn as of that time. The Offeror intends to pay for these Common Shares by October 4, 2006. The Offeror will take up and pay for Common Shares validly deposited under the Offer and not validly withdrawn as set forth in Section 6 of the Offer to Purchase, “Take Up of and Payment for Deposited Common Shares”. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by the Offeror will be taken up and paid for not later than 10 days after such deposit.

6.  Withdrawal of Deposited Common Shares

Shareholders have the right to withdraw Common Shares deposited pursuant to the Offer under the circumstances and in the manner described in Section 7 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”.

7.  Amendments to the Original Offer

The Original Offer shall be read as amended in order to give effect to this Notice.

8.  Recent Developments

As of 5:00 p.m. (Toronto time) on September 30, 2006, approximately 68,415,167 Common Shares had been validly deposited to the Offer and not validly withdrawn (representing 25.8% of the issued and outstanding Common Shares on a fully-diluted basis). By notice delivered to the Depositary, the Offeror has taken up and accepted for payment all validly deposited Common Shares. The Offeror intends to pay for these Common Shares by October 4, 2006. Taking into account the Common Shares already owned by the Offeror and its affiliates, the Offeror holds approximately 80.8% of the issued and outstanding Common Shares on a fully-diluted basis.

9.  Shareholders’ Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights that they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

10.  Directors’ Approval

The contents of this Notice have been approved and the sending, communication or delivery thereof to the Shareholders has been authorized by the board of directors of each of the Offeror and Vedanta.

Approval and Certificate of Twin Star International Limited

The contents of this Notice, together with the Offer to Purchase and Circular, have been approved, and the sending, communication or delivery thereof to the shareholders of Sterlite Gold Ltd. has been authorized by the board of directors of Twin Star International Limited. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED:  October 2, 2006

(signed) H.N. MASKARA	(signed) AJAY PALIWAL
Director	Director

Approval and Certificate of Vedanta Resources plc

The contents of this Notice, together with the Offer to Purchase and Circular, have been approved, and the sending, communication or delivery thereof to the shareholders of Sterlite Gold Ltd. has been authorized by the board of directors of Vedanta Resources plc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

DATED: October 2, 2006

(signed) KULDIP KAURA	(signed) D.D. JALAN
Chief Executive Officer	Chief Financial Officer
On behalf of the board of directors
(signed) NARESH CHANDRA	(signed) EUAN MACDONALD
Director	Director

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The Depositary for the Offer is:
CIBC Mellon Trust Company

By Mail

CIBC Mellon Trust Company
P.O. Box 1036
Adelaide Street Postal Station
Toronto, Ontario
M5C 2K4

By Registered Mail, Hand or Courier

CIBC Mellon Trust Company
199 Bay Street
Commerce Court West
Securities Level
Toronto, Ontario
M5L 1G9

Toll-free: 1-800-387-0825
Phone: (416) 643-5500
E-Mail: inquiries@cibcmellon.com

Any questions and requests for assistance may be directed by Shareholders to the Depositary at its telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of this Notice, the Offer to Purchase and Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary.